Exhibit 10.58

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     AMENDMENT dated as of June 20, 2006 (this “Amendment”) to the Employment Agreement (“Agreement”) by and between Mercury Interactive Corporation, a Delaware corporation (the “Company”) and David Murphy (“Executive”).

     WHEREAS, the Company and Executive entered into an Employment Agreement dated as of March 16, 2006 (the “Employment Agreement”);

     WHEREAS, the Board and Executive desire to set forth the matters described below relating to the terms and conditions of Executive’s employment;

     NOW THEREFORE the parties hereto agree as follows:

     Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Employment Agreement has the meaning assigned to such term in the Employment Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Employment Agreement shall, after this Amendment becomes effective, refer to the Employment Agreement as amended hereby.

     Section 2. Addition to Article 2. The following is hereby added as Section 2.07 to the Employment Agreement:

     Section 2.07 Retention Bonus. Executive shall be eligible to receive a retention bonus in the aggregate amount of $1,500,000 (the “Retention Bonus”), less applicable tax withholding, on the following terms and conditions:

     (a) The Retention Bonus shall be payable in two installments as follows, subject to Executive’s continued employment on each such date: (i) $500,000 shall be payable on January 15, 2007; and (ii) $1,000,000 shall be payable on January 15, 2008.

     (b) Executive shall receive promptly any unpaid portion of the Retention Bonus in the event that: (i) Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, or (ii) Executive’s employment is terminated (by the Company or the Executive) for any reason after a Change of Control; provided that such payment shall be delayed for up to six months to the extent required by Section 409A of the Code.

     (c) If prior to August 1, 2009, Executive’s employment is terminated by Executive without Good Reason or by the Company for Cause, Executive agrees to repay to the Company the full amount of the

Retention Bonus previously paid to him; provided that in no event shall Executive be required to repay any portion of the Retention Bonus in the event of any termination of employment after a Change of Control.

     (d) If Executive’s employment terminates by reason of death or Disability (as defined in the Change of Control Agreement), (i) no portion of the Retention Bonus previously paid shall be required to be repaid, and (ii) no unpaid portion of the Retention Bonus shall be payable to Executive or Executive’s estate, as applicable.

     (e) For purposes of this Section, “Change of Control” shall have the meaning set forth in the Change of Control Agreement to the extent such definition complies with Section 409A of the Code.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

     Section 4. Successors; Binding Agreement. This Amendment shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

     Section 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MERCURY INTERACTIVE
CORPORATION

By:	/s/ Anthony Zingale

Name: Anthony Zingale
Title: President and Chief Executive Officer

/s/ David Murphy

David Murphy